Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) effective as of October 25, 2007, by and between Proxim Wireless Corporation, a Delaware corporation (the “Company”) and David L. Renauld (the “Executive”).

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders for the Company to employ Executive and Executive is willing to accept employment on the terms hereinafter set forth in this Agreement;

WHEREAS, this Agreement amends, restates, supersedes, and replaces in its entirety the employment agreement, dated as of December 19, 2000 (the “Original Employment Agreement”), between the Company and the Executive;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.           Term of Employment; Executive Representation.

a.  Employment Term. Executive’s term of employment under this Agreement shall commence on the date hereof and, subject to the terms hereof, Executive and the Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment and that this Agreement may be terminated at any time by the Company or Executive, subject to the terms of Section 7 of this Agreement.

b.  Executive Representation.  Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any statute, law, regulation, or of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

2.           Position.

a.           While employed hereunder, Executive shall serve as the Vice President, Corporate Affairs and General Counsel.  In such position, Executive shall have such duties and authority as shall be determined from time to time by the Chief Executive Officer (“CEO”).

b.           While employed hereunder, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendering of such services either directly or indirectly, without the prior written consent of the CEO.

3.           Base Salary. While employed hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $194,250, payable in regular installments in accordance with the Company’s usual payment practices.  Executive shall be entitled to such increases in Executive’s Base Salary, if any, as may be determined from time to time in the sole discretion of the board of directors of the Company (the “Board”), as applicable.

4.           Annual Bonus.  With respect to each calendar year while employed hereunder, Executive shall be eligible to earn an annual bonus award (an “Annual Bonus”) pursuant to an annual incentive plan to be established by the Board no later than the beginning of the annual period to which the bonus applies, after consultation and input from the CEO; provided, however, that Executive’s target Annual Bonus opportunity shall not be less than 50% of Executive’s Base Salary (the “Target Bonus”).

5.           Employee Benefits.  The Company shall provide Executive during the term of his employment hereunder with coverage under all employee pension and welfare benefit programs, plans and practices in accordance with the terms thereof, which the Company generally makes available to its senior executives (other than the CEO).  Executive shall be entitled to four weeks of paid vacation and such number of days of sick leave as established under the Company’s policies as in effect from time to time, which shall be taken at such times as are consistent with Executive’s responsibilities hereunder.  In addition, Executive shall be entitled to the perquisites and other fringe benefits currently made available to senior executives of the Company (other than the CEO), commensurate with Executive’s position with the Company.

6.           Business Expenses.  Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including, without limitation, expenses for travel and similar items related to such duties and responsibilities.  The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of appropriately itemized accounts of such expenditures, provided such expenditures are consistent with the Company’s policy.

7.           Termination.  The Executive’s employment hereunder may be terminated by either party at any time and for any reason or no reason; provided that Executive will be required to give the Company at least 30 days advance written notice of any resignation of Executive’s employment (unless the Company waives its right to receive such 30-day notice).  Notwithstanding any other provision of this Agreement, the provisions of this Section 7 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates.

a.           By the Company For Cause; By the Executive Without Good Reason.

(i)  The Executive’s employment hereunder may be terminated by the Company for Cause (as defined below) at any time or by Executive without Good Reason.

(ii)  For purposes of this Agreement, “Cause” shall mean (i) Executive’s continued failure to properly perform Executive’s duties hereunder (other than as a result of total or partial incapacity due to physical or mental illness) as reasonably determined by the CEO following notice by the Company to the Executive of such failure and a reasonable opportunity for Executive to cure, (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (v) Executive’s breach of the provisions of Section 8 of this Agreement.

(iii)  If Executive’s employment is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive, reduced by any amounts owed to the Company by Executive, the amounts described in the following clauses (A) through (C) set forth below:

(A) the Base Salary through the date of termination;

(B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and

(C) such employee benefits under the employee benefit plans of the Company, including accrued paid vacation, which have accrued for services already performed as of the date of termination of Executive’s employment (the amounts described in clauses (A) through (C) hereof being referred to as the “Accrued Rights”).

(iv)  Following such termination of Executive’s employment by the Company for Cause or by Executive without Good Reason, except as set forth in this Section 7(a), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

b.           Disability or Death.

(i)  The Executive’s employment hereunder shall terminate upon Executive’s death or if Executive becomes physically or mentally incapacitated and is therefore unable to perform Executive’s duties for a period in excess of one hundred twenty (120) consecutive days or for more than one hundred eighty (180) days in any consecutive twelve (12) month period (such incapacity is hereinafter referred to as “Disability”).  Any question as to the existence of the physical or mental incapacitation of Executive as to which Executive or his representative and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company.  If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.  The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement, and all costs incurred by Executive and/or the Company that are related to such determination shall be paid by the party incurring such costs.

(ii)  Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive:

(A) the Accrued Rights; and

(B)  a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive pursuant to Section 4 hereof in such year based upon the percentage of the calendar year that shall have elapsed through the date of Executive’s termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive’s employment not terminated.

(iii)  Following Executive’s termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

c.           By the Company Without Cause or Resignation by Executive for Good Reason.

(i)  The Executive’s employment hereunder may be terminated by the Company without Cause or by Executive’s resignation for Good Reason.

(ii)  For purposes of this Agreement, “Good Reason” shall mean:

(w)  the reduction by the Company of Executive’s Base Salary (other than as a result of a general salary reduction affecting all Company employees); or

(x)  any material and adverse reduction in Executive’s duties and responsibilities made without Executive’s written consent; or

(y)  relocation of Executive’s principal workplace more than fifty (50) miles from Executive’s principal workplace as of the date hereof made without Executive’s written consent; or

(z)  a material breach by the Company of the provisions of this Agreement which remains uncured for thirty days after notice from Executive.

In addition, “Good Reason” shall also be deemed to have occurred in the event the Company fails to obtain from any successor to the Company an agreement to assume and perform this Agreement, as contemplated by Section 10(e) hereof.  Notwithstanding the foregoing, none of the events described in clauses (x), (y) or (z) of this Section 7(c)(ii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company’s receipt of such written notice.

(iii) If Executive’s employment is terminated by the Company without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, then upon the execution of an effective general release of claims (but not rights which Executive may have as a shareholder or for indemnification) in a form satisfactory to the Company, Executive shall be entitled to receive:

(A)  the Accrued Rights; and

(B)  subject to Executive’s continued compliance with the applicable provisions of Section 8, (x) continued payment of the Base Salary after the date of termination for eleven (11) months (the “Severance Period”), and (y) payment of the Target Bonus (prorated by multiplying the Target Bonus by a fraction, the numerator of which shall be the number of months in the Severance Period and the denominator of which shall be 12) in respect of the year in which such date of termination occurs, payable at such time as the Annual Bonus would otherwise be payable.  Such Target Bonus will only be paid if the criteria for payment of a Target Bonus under the annual incentive plan in effect as of the date of termination are met; provided, that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates; and

(C)  acceleration of that portion, if any, of any outstanding options to purchase shares of common stock of the Company granted to Executive pursuant to the Company’s stock plans (the “Options”) that is otherwise unexercisable as of the date of termination, which would have otherwise become exercisable at any time(s) during the Severance Period, with all Options continuing to be exercisable by Executive during the full term of the Severance Period (but in any event for no shorter period than provided for under the terms of the Options); and

(D)  subject to Executive’s continued compliance with the applicable provisions of Section 8, continued coverage during the Severance Period under the Company’s medical insurance plans in accordance with the terms thereof at the same cost to Executive as was provided to Executive immediately prior to the date of termination.

Executive shall not be required to mitigate the amount of any payments or benefits provided for pursuant to this Section 7(c)(iii) by seeking other employment.

(iv)           Notwithstanding anything set forth in this Section 7(c) to the contrary, in the event that, upon or within twelve (12) months following or three (3) months prior to the occurrence of a Change of Control, either (x) Executive’s employment is terminated by the Company without Cause (other than by reason of Executive’s death or Disability) or (y)

Executive resigns for Good Reason, the payments and benefits set forth in Section 7(c)(iii) above shall be modified as follows:

(A)           in lieu of the continued payment of Base Salary and payment of the Target Bonus otherwise payable pursuant to Section 7(c)(iii)(B), Executive shall be paid, in a lump sum no later than ten (10) business days following the termination of Executive’s employment, an amount equal to the sum of the Base Salary and the Target Bonus (without consideration of whether the criteria to pay such Target Bonus have been met); provided, however, that such payments shall still be offset by any other cash severance or termination benefits payable in accordance with any other such plans, programs or arrangements;

(B)           in lieu of the acceleration of exercisability of the Options provided for in Section 7(c)(iii)(C), one hundred percent (100%) of any portion of the Options that is otherwise unexercisable as of the date of termination shall become immediately exercisable, and all Options shall continue to be exercisable by Executive during the full term of the Severance Period; and

(C)           Executive’s right to the Base Salary and the Target Bonus described in Section 7(c)(iv)(A) (collectively, the “Advanced Payments”) and to any income to be realized (but not necessarily recognized for tax purposes) on account of the Option acceleration described in Section 7(c)(iv)(B) (the “Option Spread”), or to retain the Advanced Payments or Option Spread, as the case may be, is expressly contingent upon Executive’s compliance with each and every provision set forth in Section 8.  In the event that Executive engages in conduct that contravenes the terms of Section 8, the Options described in Section 7(c)(iv)(B) shall immediately terminate (and shall no longer be exercisable) and Executive shall not be entitled to any of the benefits described in Section 7(c)(iv).  In the event that Executive engages in conduct that contravenes the terms of Section 8 subsequent to the date that he has been paid the Advanced Payments, or subsequent to the date that he has realized Option Spread, (I) the Options described in Section 7(c)(iv)(B) shall immediately terminate (and shall no longer be exercisable), and (II) Executive shall promptly return a portion of the Advanced Payments and a portion of the Option Spread, as the case may be.  The amount of Advanced Payments and Option Spread to be returned to the Company shall be determined by multiplying the Advanced Payments and the Option Spread by the “Return Fraction” (defined in the following sentence).  The “Return Fraction” shall be a fraction having a numerator equal to a number of consecutive calendar months beginning in the month in which Executive first engaged in conduct in contravention of the terms of Section 8 and including each and every month thereafter during which the offending behavior continues through the end of the one (1) year period following the date Executive ceases to be employed by the Company and a denominator equal to twelve (12).  The required return of funds described in this Section 7(c)(iv)(C) shall not constitute the Company’s exclusive remedy if Executive engages in conduct that contravenes the terms of Section 8.

(D)            Executive shall not be required to mitigate the amount of any payments or benefits provided for pursuant to this Section 7(c)(iv) by seeking other employment.

(v)           For purposes of Section 7(c)(iv), a “Change of Control” shall mean the occurrence of any of the following events:

(A)           any Person (other than any Person holding securities representing 10% or more of the combined voting power of the Company’s outstanding securities on the date hereof, the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding securities;

(B)           during any period of twenty-four consecutive months (not including any period prior to the date hereof), individuals who at the beginning of such period constitute the Board, and any new director (other than (I) a director nominated by a Person who has entered into an agreement with the Company to effect a transaction described in Sections 7(c)(v)(A), (C), or (D) hereof or (II) a director nominated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change of Control) whose election by the board of directors of the Company or nomination by the board of directors of the Company for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3rd) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

(C)           the consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company, other than a merger or consolidation which would result in the shareholders of the Company immediately prior thereto continuing to own (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity (or its parent) outstanding immediately after such merger or consolidation; or

(D)           the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

For purposes of this Section 7(c)(v), the terms “Person” and “Beneficial Owner” shall each have the same meaning as such terms are defined in Section 13(d) and Rule 13d-3, respectively, of the Securities Exchange Act of 1934, as amended, or any successor thereto, and the term “Affiliate” shall mean any entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other entity designated by the board of directors of the Company in which the Company has an interest.

(vi)           If all or any portion of the payments or benefits provided under Section 7(c)(iv), either alone or together with other payments and benefits which Executive receives or is then entitled to receive from the Company, would constitute a payment described in Section 280G(b)(2) (or its successors) of the Internal Revenue Code, as amended from time to time (the “Code”), such payments and benefits provided to Executive thereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after-tax benefit to Executive with respect to such payments and benefits shall exceed such net after-tax benefit if no such reduction were made.  For purposes of Section 7(c)(iv), "net after-tax benefit" shall mean the sum of (I) the total amounts payable to Executive hereunder, plus (II) all other payments and benefits which the Executive receives or is entitled to receive from the Company as a result of any such termination of employment set forth in Section 7(c)(iv) that would constitute a payment described in Section 280G(b)(2) of the Code, less (III) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based upon the rate in effect for such year as set forth in the Code at the time of termination of Executive's employment), less (IV) the amount of excise taxes imposed with respect to the payments and benefits described in (I) and (II) above by Section 4999 of the Code.  The foregoing calculations shall be made, at the Company’s expense, by a nationally recognized accounting firm selected by the Company.  The determination of such firm shall be conclusive and binding on all parties.

(vii)            Following Executive’s termination of employment by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

d.           Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10(g) hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

8.           Nondisclosure of Confidential Information; Non-Competition.

(a)  At any time during or after Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as hereinafter defined) pertaining to the business of the Company or any of its subsidiaries, except (i) while employed by the Company, in the business of and for the benefit of the Company, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information.  For purposes of this

Section 8(a), “Confidential Information” shall mean information (whether or not in written form) which relates to the Company or any of its affiliates, or any of its businesses or products (including, without limitation, its financial data, strategic business plans, and other proprietary information) or to this Agreement, and which is not known to the public generally (excluding public knowledge which occurs as a result of Executive’s breach of this covenant or the wrongful acts of others who were under confidentiality obligations as to the item or items involved), except in the conduct of the business of the Company, as in existence as of the date of Executive’s termination of employment.

                      (b) As Vice President, Corporate Affairs and General Counsel, Executive will acquire knowledge of Confidential Information and trade secrets.  Executive acknowledges that the Confidential Information and trade secrets which the Company has provided and will provide to him could play a significant role were he to directly or indirectly be engaged in any business in Competition (as hereinafter defined) with the Company or its subsidiaries.  During the period of his employment hereunder and for one year thereafter, Executive agrees that, without the prior written consent of the Company, (A) he will not, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in (other than an ownership position of less than 5 percent in any company whose shares are publicly traded) any business which is in Competition (as hereinafter defined) with the business of the Company or its subsidiaries as the business was conducted at any time during Executive’s employment and (B) he shall not, on his own behalf or on behalf of any person, firm or company, directly or indirectly, solicit or offer employment to any person who has been employed by the Company or its subsidiaries at any time during the 12 months immediately preceding such solicitation.

(c) For purposes of this Section 8, a business shall be deemed to be in “Competition” with the Company or its subsidiaries if it is engaged in or has taken concrete steps toward engaging in the business of research and development, designing, manufacturing, marketing, distributing, or servicing or selling microwave or millimeter wave systems, radios, products and equipment (or components of any of the foregoing), whether in existence or in development, relating to microwave or millimeter wave communications (including unlicensed spread spectrum radio, licensed radio, wireless ethernet bridge, and fixed, portable, and mobile wireless (e.g., Wi-Fi, WiMax, wireless local loop, mesh, point-to-point, point-to-multipoint)), as carried on by the Company or its affiliates at any time during Executive’s employment, in all cities, counties, states and countries in which the business of the Company or its affiliates is then being conducted or its products are being offered, sold, used, serviced, or maintained.

(d)  The results and proceeds of Executive’s services hereunder, including, without limitation, any works of authorship resulting from Executive’s services during Executive’s employment with the Company and/or any of the Company’s affiliates and any works in progress, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to Executive whatsoever.  If, for any reason, any of such results and proceeds will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then Executive hereby irrevocably assigns and agrees to assign any and all of Executive’s right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to Executive whatsoever.  Executive will, from time to time as may be requested by the Company, (i) during the term of Executive’s employment without further consideration, and (ii) thereafter at Executive’s then current hourly rate, do any and all things which the Company may deem useful or desirable to establish or document the Company’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent Executive has any rights in the results and proceeds of Executive’s services that cannot be assigned in the manner described above, Executive unconditionally and irrevocably waives the enforcement of such rights.  This subsection is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being Executive’s employer.  This Section does not apply to an invention that qualifies as a nonassignable invention under Section 2870 of the California Labor Code, which applies to any invention for which no equipment, supplies, facilities or Confidential Information of the Company or its subsidiaries was used, which does not (i) relate to the business of the Company; (ii) relate to the Company’s actual or demonstrable anticipated research or development or (iii) result from any work performed by Executive for the Company.  This confirms that Executive has been notified of his rights under Section 2870 of the California Labor Code.

9.           Specific Performance.  Executive and the Company agree that the covenants in Section 8 are reasonable covenants under the circumstances.  Executive agrees that any breach of the covenants contained in Section 8 would irreparably injure the Company.  Accordingly, Executive agrees the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 8 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, the Company may, without posting any bond, in addition to pursuing any other remedies it may have in law or in equity, cease making any payments otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available against Executive from any court having jurisdiction over the matter, restraining any threatened or further violation of this Agreement by Executive.

10.           Miscellaneous.

a.           Governing Law.  To the maximum extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

b.           Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company.  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.  This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive’s employment with the Company and/or its affiliates, including, without limitation, the Original Employment Agreement.

c.           No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in a manner to be effectiveand valid.  If any of the covenants set forth in Section 8 of this Agreement are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisiblewith respect to scope, time, and geographic area and, in suchlesser scope, time, and geographic area, will be effective, binding, and enforceable against Executive to the maximum extent permitted by applicable law.  Any provision of this Agreement which is determined to be prohibited, unenforceable, or not authorized in any jurisdiction by a competent court of that jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability, or non-authorization without invalidating the remaining provisions hereof or affecting the validity, enforceability, or legality of such provision in any other jurisdiction.

e.           Assignment.  This Agreement shall not be assignable by Executive.  This Agreement may be assigned by the Company to a company that is a successor in interest to substantially all of the business operations of the Company.  Such assignment shall become effective when the Company notifies the Executive of such assignment or at such later date as may be specified in such notice.  Upon such assignment, the rights and obligations of the Company hereunder shall become solely the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

f.           Successors; Binding Agreement.  This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

g.           Notice.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

Proxim Wireless Corporation
2115 O’Nel Drive
San Jose, CA  95131
Attention:  Chief Executive Officer

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

h.           Withholding Taxes.  The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

i.           Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  A facsimile or copy of a signature is valid as an original.

[Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

PROXIM WIRELESS CORPORATION

By: /s/ Robert E. Fitzgerald
Name: Robert E. Fitzgerald
Title: Chief Executive Officer

EXECUTIVE:

/s/ David L. Renauld
David L. Renauld

13